Exhibit 99.1

NEWS

For Release April 20, 2004 at 1:30 p.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Announces First Quarter Results

Record Gross Margins of 54.9% - Semiconductor Revenues Expand 10% Sequentially

April 20, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its first quarter, ended March 28, 2004.

Revenue for the first quarter of 2004 was $7.1 million, as revenue from the Company’s RF IC semiconductors increased 10% from the immediately preceding quarter to $6.6 million.  Revenues for the first quarter of 2003 were $7.7 million and included $2.7 million in revenues from legacy businesses.  In the first quarter, WJ Communications expanded on its record gross margins from the preceding fourth quarter posting its highest gross margins since its initial public offering in 2000.  Gross margins were 54.9% for the period, which is a 410 basis point improvement from the immediately preceding quarter.  On a U.S. GAAP basis, the Company recorded net income of $3.6 million or $0.05 per diluted common share including a non-recurring tax benefit of $6.5 million.  Excluding this tax benefit, the Company’s net loss was $2.9 million or $0.05 per common share for the first quarter of 2004.  This compared to a net loss of $4.2 million or $0.07 per common share in the first quarter of 2003.  The Company’s first quarter 2003 loss includes recapitalization merger charges of $736,000 related to the proposed going private transaction that was withdrawn.

In January 2004, WJ Communications completed a follow on equity offering at the beginning of the quarter which raised approximately $10.1 million in cash further strengthening the Company’s balance sheet with cash and short term investments of $66.9 million and no long-term bank debt at the end of the first quarter.

“In the first quarter, we increased sales of our RF IC semiconductor products by 10% sequentially and posted record gross margins,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “We believe that we are beginning to see clear signs that the market is improving spurred by 2.5 and 3G wireless infrastructure build outs by the major carriers in Asia, Europe and the U.S.”

“WJ is capitalizing on this improved market environment as we broadened our product portfolio and continued to penetrate new markets.” added Dr. Farese. “During the quarter we added 3 new products and had a record 47 design wins in a wide variety of markets including Cellular Infrastructure, CATV, Defense and Homeland Security, RFID and Digital TV.  We are winning share with leading customers like Lucent, Nortel and Motorola positioning us strongly as these OEMs benefit from the build out of next generation wireless networks.  The uptick market in demand and the success of our efforts are seen in our results as we ended the first quarter with total backlog of $4.3 million which is a $300,000 sequential improvement from the fourth quarter of 2003.”

Other recent highlights include:

•                  During the first quarter, the Company achieved a record 47 new semiconductor design wins at industry leaders like Lucent, Motorola, Nortel and Andrew.

•                  WJ Communications added 3 new products in the first quarter, including two MCM frequency converters and the high linearity InGap HBT AH118.

•                  At the beginning of the quarter WJ Communications completed a follow on equity offering of 14.5 million shares including 2 million newly issued shares by the Company.  The transaction raised approximately $10.1 million for the Company.

•                  On February 5th the Company announced membership as a solution partner in the EPCglobal organization.  EPCglobal is working to help facilitate standardization to drive the adoption and implementation of RFID technology for global supply management.

•                  On March 19th the Company announced plans to open an office in Shenzhen, China and hired a senior executive to manage sales in the region.  The office will provide local in-country technical and sales support in China, and focus on business development to acquire new customers in this region.

“In addition to the strong increase in revenue, WJ has also made significant strides in improving its profitability with gross margins to levels that are the highest since WJ’s initial public offering at 54.9% on a GAAP basis and 51.7% on a non-GAAP basis,” added Fred Krupica, Chief Financial Officer of WJ Communications. “This gross margin expansion during the quarter was driven by our ability to control production costs despite seeing a growth in unit shipments.  In addition to improved gross margin, we contine to focus on controlling operating expenses, while investing in R&D and expanding our sales force to support the ongoing growth of our business.”

“Looking forward, we are encouraged by signs that demand is increasing in our core wireless infrastructure business as evidenced by announcements from major carriers that they intend to build out next generation wireless networks,” said Dr. Farese.  “Additionally, we expect to continue seeing contributions from our new market entries, such as RFID and defense and homeland security.  Given these factors, we expect revenues to be in the range of $7.5 to $8.5 million for the second quarter in 2004, with increasing semiconductor revenues representing the vast majority of sales.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally to evaluate and manage our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 28, 2004	March 30, 2003

Sales
Semiconductor	$6,638	$5,503
Wireless	433	2,187
Fiber optics	—	1
Total sales	7,071	7,691

Cost of goods sold	3,186	4,790

Gross profit	3,885	2,901

Research & development	4,057	4,468

Selling & administrative	2,834	2,712

Amortization of deferred stock compensation	67	43

Recapitalization merger	—	736

Restructuring	—	(21)

Loss from operations	(3,073)	(5,037)

Interest income, net	141	206

Other income, net	—	11

Loss before income taxes	(2,932)	(4,820)

Income tax benefit	(6,542)	(631)

Net income (loss)	$3,610	$(4,189)

Basic net income (loss) per share	$0.06	$(0.07)

Diluted net income (loss) per share	$0.05	$(0.07)

Basic weighted average shares	59,396	56,516

Diluted weighted average shares	67,476	56,516

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 28, 2004	March 30, 2003

Sales
Semiconductor	$6,638	$5,503
Wireless	433	2,187
Fiber optics	—	1
Total sales	7,071	7,691

Cost of goods sold	3,418	4,598

Gross profit	3,653	3,093

Research & development	4,057	4,468

Selling & administrative	2,827	2,492

Non-GAAP loss from operations	(3,231)	(3,867)

Interest income, net	141	206

Other income, net	—	11

Non-GAAP loss before income taxes	(3,090)	(3,650)

Non-GAAP income tax benefit	—	—

Non-GAAP net loss	$(3,090)	$(3,650)

Non-GAAP basic and diluted net loss per share	$(0.05)	$(0.06)

Basic and diluted weighted average shares	59,396	56,516

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended
	March 28, 2004	March 30, 2003

Net income (loss) in accordance with GAAP	$3,610	$(4,189)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation (Note 1)	67	43

Severance related cost (Note 2)	3	221

Fab depreciation adjustment (Note 3)	(228)	191

Restructuring (Note 4)	—	(21)

Recapitalization merger (Note 5)	—	736

Tax benefit resulting from the revised estimated liability related to our I.R.S. audit (Note 6)	(6,542)	—

Income tax refund (Note 7)	—	(631)

Non-GAAP net loss	$(3,090)	$(3,650)

Non-GAAP basic and diluted net loss per share	$(0.05)	$(0.06)

Basic and diluted weighted average shares	59,396	56,516

Note 1:   We have recorded deferred stock compensation representing the differential between the fair value of our common stock at the date of grant and the exercise price for employee stock options or restricted stock. We are amortizing this amount using the straight line method over the vesting period of the options and stock granted.

Note 2:   Severance agreements related to terminated employees.

Note 3:   In December 2002 we decided to completely outsource our internal wafer fabrication.  This decision resulted in the acceleration of the depreciation of our fab equipment and leasehold improvements.  The non-GAAP adjustments reflect the incremental depreciation that we have recorded as a result of this decision, adjusted for changes in the expected period of use of the assets.

Note 4:   During the quarter ended March 30, 2003, it was determined that one of the employees slated to be terminated, and accrued as part of our restructuring charge during the quarter ended September 29, 2002, would instead be retained for another position.

Note 5:   During the quarter ended March 30, 2003, recapitalization merger expense is a non-recurring expenditure comprised of expenses incurred by the special committee to our Board of Directors to review the proposal from an affiliate, Fox Paine & Company LLC to acquire all of the shares of our common stock held by unaffiliated stockholders for $1.10 per share in cash. These expenses include legal and financial consulting fees as well as compensation to the members of the special committee. On March 27, 2003, Fox Paine withdrew its acquisition proposal.

Note 6:   During the quarter ended March 28, 2004, we recorded a non-recurring tax benefit of $6.5 million resulting from a revision of our estimated tax liability based on the audit of the Company’s 1996 through 2000 tax returns.

Note 7:   During the quarter ended March 30, 2003, we recorded a tax benefit of $647,000 related to an income tax refund of $480,000 from the State of Maryland, as the result of amending our 1999 state tax return, and an adjustment to our deferred tax asset of $167,000 for additional federal income tax refund determined after finalizing our 2002 carryback claim.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 28, 2004 (1)	December 31, 2003 (2)
ASSETS

Cash and cash equivalents	$28,732	$10,900

Short-term investments	38,205	49,232

Accounts receivable, net	5,684	4,559

Inventory	2,674	2,420

Other current assets	1,576	1,983

Total current assets	76,871	69,094

Property, plant and equipment	9,860	10,504

Other assets	217	222

Total assets	$86,948	$79,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,501	$10,346

Long-term obligations	22,980	33,235

Stockholders’ equity	50,467	36,239

Total liabilities and stockholders’ equity	$86,948	$79,820

(1)   Unaudited

(2)   Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.